Exhibit 99.10

For Immediate Release

January 31, 2012, Las Vegas, Nevada, USA

Can-Cal Completes a Mineral Lease Extraction Agreement with GoodCorp, Inc.
and
Reappoints Thompson MacDonald to the Board

Can-Cal Resources Ltd. (“Can-Cal”) of Las Vegas, Nevada, USA (Trading Symbol: NASDAQ OTCBB – “ccre”) is pleased to announce the completion of a Mineral Lease Agreement (the “Mineral Lease”) with GoodCorp Inc. (“GoodCorp”), a Los Angeles, California based private company. The Mineral Lease gives GoodCorp the right to extract and process surface ore from Can-Cal’s Pisgah, California property (the “Pisgah Ore”).

GoodCorp’s Mineral Lease allows for the removal of up to 100,000 tons of Pisgah Ore per year at an average cost of $11.00 per ton giving Can-Cal the potential of US$1.1 Million annual revenue. The Mineral Lease requires GoodCorp to bear all costs of extraction of the Pisgah Ore. The Mineral Lease also entitles GoodCorp to remove additional Pisgah Ore, excluding certain defined precious metals, subject to approval by both parties. There is a segregated stock pile of crushed Pisgah Ore estimated at 3.5 million tons immediately available; and the remaining raw surface Pisgah Ore, which has not been formally delineated, is conservatively estimated at 15.0 million tons. The term of the Mineral Lease is for 10 years, with an additional five year term, at GoodCorp’s option.

 Mr. Joseph Lenthen, President of GoodCorp stated “We are pleased to have come to a successful arrangement with Can-Cal. The Pisgah ore represents an abundant amount of assessable raw material for our development process and look forward to a long and fruitful relationship with Can-Cal. ”

Mr. Michael Hogan, CEO of Can-Cal stated “The GoodCorp Mineral Lease marks a long awaited milestone in our corporate turn-a-round program for Can-Cal. We look forward to a strong and viable relationship with GoodCorp for many years. ”

Can-Cal is also pleased to announce that Mr. Thompson MacDonald, ICD.D, of Calgary, Alberta, Canada has been reappointed to the Board of Directors. Mr. MacDonald had previously been appointed to the Board on June 4th, 2009 but resigned November 13, 2009 in order to complete outside business commitments. Mr. MacDonald has an extensive background in Corporate Governance serving on public, private and not for profit boards. He has served as Chairman of Walton Global Investments, an Alberta land assembly and development company; and as Chairman of ENMAX, an Alberta based Electric Utility. Mr. MacDonald is a Director of FoodChek Systems Inc., a Calgary, Alberta food safety pathogen testing company, where he is Chairman of the Corporate Governance and Compensation Committee.

Mr. MacDonald stated, “The Company now appears to have reached a pivotal stage in its efforts to reestablish itself as a viable mining entity. I look forward to contributing to Can-Cal’s strategic plan of achieving its goals and objectives.”

Mr. William J. Hogan, ICD.D, Chairman of Can-Cal, said “We are delighted with the return of Mr. MacDonald to the Board. His significant background and business skills will bode well in the areas of governance and operational direction and will add to the extent and know-how that management will need to deliver shareholder value.”

About GoodCorp
GoodCorp is a privately held Corporation founded in 2007 with an office located in Los Angeles.  The Company's fundamental business is the production of environmentally safe products.

About Can-Cal
Can-Cal is an emerging precious metals exploration and chemical extraction company actively engaged in identifying commercial mining opportunities. Can-Cal is currently focusing its efforts on three main properties: PISGAH, California; WIKIEUP and CERBAT, Arizona.

Forward Looking Statements: Included in this release are certain "forward-looking" statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, including uncertainties relating to global political conditions, such as global economic and political conditions and trends and isolated incidents such as natural disasters or terrorism. Information with respect to important factors and assumptions that should be considered is contained in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

FOR FURTHER INFORMATION PLEASE CONTACT:

G. Michael Hogan, CEO
8205 Aqua Spray Avenue
Las Vegas, Nevada USA  89128

Phone: (702) 243-1849
Fax: (702) 243-1869
Email: mining@lvcoxmail.com

GoodCorp, Inc.
Mr. Joseph Lenthen
715 Sunset Blvd., Suite 100
Los Angeles, CA  90046
Phone:  (323) 285-5552
Fax:  (323) 285-5643
Email:  goodcorp@mac.com